EXHIBIT 99.1

XenoPort Reports Fourth Quarter and Year-End 2005 Financial Results

          SANTA CLARA, Calif., Feb. 1 /PRNewswire-FirstCall/ -- XenoPort, Inc. (Nasdaq: XNPT) announced today its financial results for the fourth quarter and year ended December 31, 2005.  Revenues for the quarter were $437,000, compared to $2.6 million for the same period in 2004.  Net loss for the fourth quarter was $11.5 million, compared to a net loss of $9.1 million for the same period in 2004.  At December 31, 2005, XenoPort had cash and cash equivalents and short-term investments of $91.9 million.

          XenoPort 2005 Clinical Highlights

          XenoPort made significant progress in its clinical and preclinical development programs, including achievement of the following:

--	Demonstrated that XP13512 provided statistically significant and clinically relevant benefits to patients with restless legs syndrome, or RLS, in two Phase 2 clinical trials.
--	Showed statistically significant and clinically relevant benefits of XP13512 in a Phase 2a clinical trial in patients with post-herpetic neuralgia, or PHN.
--

Conducted two successful Phase 1 clinical trials of XP19986, a product candidate designed to treat gastroesophageal reflux disease, or GERD, demonstrating that XP19986, when given in a prototype sustained release formulation, was suitable for twice-a-day dosing and was well tolerated at doses expected to be used in future clinical trials.

--	Initiated a Phase 2a clinical trial of XP19986 in GERD patients.
--	Identified a new development compound, XP21279, for the potential treatment of Parkinson’s disease, and announced plans to enter clinical development of XP21279 in 2007.

          XenoPort 2005 Business Highlights

          XenoPort’s initial public offering and a license agreement enhanced the company’s cash position significantly in 2005:

--	XenoPort completed its initial public offering on June 2, 2005, raising net proceeds of $46.3 million.
--

XenoPort and Astellas Pharma Inc. (Astellas) entered into a license agreement for XP13512 in Japan and five other Asian countries, providing XenoPort an upfront payment of $25 million and potential future milestone payments totaling up to $60 million.

          Ronald Barrett, Ph.D., chief executive officer of XenoPort, stated, “We made significant advancements in our drug development efforts in 2005.  With the successful completion of our Phase 2 clinical program of XP13512 for RLS, we will now embark on the final phase of clinical development for XP13512 for the treatment of RLS.  We are seeing growing evidence of increased awareness of RLS, and we believe that XP13512 may be a safe and efficacious treatment for the symptoms of RLS in patients whose lives are clearly impacted by this debilitating condition.”

          Dr. Barrett continued, “With the advancement of XP19986 to Phase 2 trials in GERD patients and the identification of XP21279 for the treatment of Parkinson’s disease, we believe we have a pipeline of internally discovered product candidates that can better serve existing and new potential markets.”

          XenoPort Milestones

          XenoPort plans to expand its development of XP13512 through a Phase 3 clinical program, initiating its first Phase 3 trial of XP13512 for the treatment of RLS in the first half of this year.  Additional Phase 3 trials are planned for later this year. Xenoport plans to report top-line data on its first Phase 3 clinical trial in the first half of 2007.

          Also in the first half of this year, XenoPort plans to report results of its Phase 2a clinical trial of XP19986 for the treatment of GERD.  The trial is designed to provide preliminary information on dose-related efficacy of a prototype sustained-release formulation of XP19986.

          During the year, XenoPort intends to perform the necessary preclinical testing of its product candidate for the treatment of Parkinson’s disease, XP21279, with plans to file an IND on this compound in the first half of 2007.

          XenoPort also remains in active discussions with potential partners for licensing worldwide rights to XP19986 and rights to XP13512 in territories outside of Asia.

          XenoPort Fourth Quarter and Year-End 2005 Financial Results

          Revenues for the fourth quarter of 2005 were $437,000, compared to $2.6 million for the same period in 2004.  Revenues for the 12 months ended December 31, 2005 were $4.8 million, compared to $10.0 million for the same period in 2004.  The decline in fourth quarter revenues was primarily due to the conclusion of our research collaborations with ALZA Corporation in March 2005 and Pfizer Inc in November 2005, partially offset by the initial recognition of revenue associated with our Astellas agreement in December 2005.  The decrease in revenues for the 12-month period was primarily due to the conclusion of our research collaborations with ALZA Corporation and Pfizer Inc, as well as our ATP and SBIR grants in October 2004 and February 2005, respectively.

          Research and development expenses for the fourth quarter of 2005 were $8.9 million, compared to $9.2 million for the same period in 2004. Research and development expenses for the 12 months ended December 31, 2005 were $38.7 million, compared to $33.4 million for the same period in 2004. The increase in expenses for the 12-month period was primarily due to increased development activities of XP13512 and XP19986, as well as increased non-cash amortization of deferred stock-based compensation.

          General and administrative expenses were $3.9 million for the fourth quarter of 2005, compared to $2.6 million for the same period in 2004. General and administrative expenses were $11.0 million for the 12 months ended December 31, 2005, compared to $8.2 million for the same period in 2004. The increase in expenses for the quarter was primarily due to increased professional services. The increase for the 12-month period was primarily due to increased personnel costs, including non-cash amortization of deferred stock-based compensation, as well as increased professional services.

          Net loss for the fourth quarter of 2005 was $11.5 million, compared to $9.1 million for the same period in 2004.  Loss applicable to common stockholders, which includes convertible preferred stock dividends, was $11.5 million for the fourth quarter of 2005, compared to $9.2 million for the same period in 2004.  Basic and diluted loss per share applicable to common stockholders was $0.59 for the fourth quarter of 2005, compared to $6.49 for the same period in 2004.  Net loss for the 12 months ended December 31, 2005 was $42.9 million, compared to $31.2 million for the same period in 2004.  Loss applicable to common stockholders was $43.9 million for the 12 months ended December 31, 2005, compared to $31.3 million for the same period in 2004.  Basic and diluted loss per share applicable to common stockholders was $3.69 for the 12 months ended December 31, 2005, compared to $25.51 for the same period in 2004.

          On a pro forma basis, basic and diluted loss per share applicable to common stockholders was $0.59 for the fourth quarter of 2005, compared to $0.77 for the fourth quarter of 2004.  For the 12 months ended December 31, 2005, the pro forma basic and diluted loss per share applicable to common stockholders was $2.54, compared to $2.77 for the same period in 2004.  The pro forma basic and diluted loss per share calculations assume the conversion of all outstanding shares of preferred stock into shares of common stock using the as-if-converted method as of January 1, 2004 or the date of issuance, if later.

          At December 31, 2005, XenoPort had cash and cash equivalents and short-term investments of $91.9 million.

          Financial Guidance

          XenoPort anticipates its net use of cash for 2006 to be in the range of $60 to $65 million.

          Conference Call

          XenoPort will host a conference call at 5:00 p.m. Eastern Time today.  To access the conference call via the Internet, go to www.XenoPort.com.  To access the live conference call via phone, dial 1-888-275-3514.  International callers may access the live call by dialing 1-706-679-1417.

          The replay of the conference call may be accessed via the Internet, at www.XenoPort.com, or via phone at 1-800-642-1687 for domestic callers or 1-706-645-9291 for international callers.  The reference number to enter the call and the replay of the call is 4448131.

          About XenoPort

          XenoPort, Inc. is a biopharmaceutical company focused on developing a portfolio of internally discovered product candidates that utilize the body’s natural nutrient transport mechanisms to improve the therapeutic benefits of existing drugs.  XenoPort’s most advanced product candidate, XP13512, has successfully completed a Phase 2 clinical program for the treatment of restless legs syndrome, or RLS, and a Phase 2a clinical trial for the management of post-herpetic neuralgia.  XenoPort anticipates commencing a Phase 3 clinical trial of XP13512 in RLS patients in the first half of 2006.  XenoPort has also completed two Phase 1 clinical trials of XP19986.  These trials demonstrated that a prototype formulation of XP19986 was suitable for twice-a-day dosing and was well tolerated with few adverse events at the doses expected to be used in future clinical trials.  XenoPort has commenced a Phase 2a clinical trial of XP19986 in gastroesophageal reflux disease, or GERD, patients.

          To learn more about XenoPort, please visit the web site at www.XenoPort.com.

          Forward-Looking Statements

          This press release contains “forward-looking” statements, including, without limitation, all statements related to our future clinical development programs for XP13512, XP19986 and XP21279 and the timing thereof; the therapeutic and commercial potential of XP13512, XP19986 and XP21279; future preclinical and clinical development plans; financial guidance; and our future clinical trials.  Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements.  Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are based upon XenoPort’s current expectations.  Forward-looking statements involve risks and uncertainties.  XenoPort’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the ability of the company to successfully conduct clinical trials for XP13512, XP19986 and XP21279; the ability of the company to advance preclinical compounds into clinical development; the uncertainty of the FDA approval process and other regulatory requirements; and the therapeutic and commercial value of the company’s compounds.  These and other risk factors are discussed under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, filed with the Securities and Exchange Commission on November 3, 2005.  XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

          XenoPort is a registered U.S. trademark.

          Source code:  XNPT2F

XENOPORT, INC.
BALANCE SHEETS
(in thousands)

	December 31, 2004	December 31, 2005

	(unaudited)	(unaudited)
Current assets:
Cash and cash equivalents	$36,554	$22,088
Short-term investments	23,691	69,830
Accounts receivable	1,354	55
Other current assets	1,219	2,461

Total current assets	62,818	94,434
Property and equipment, net	5,030	3,807
Long-term assets and other	3,845	3,667

Total assets	$71,693	$101,908

Current liabilities:
Short-term liabilities	$9,753	$9,118
Short-term borrowings	1,068	714

Total current liabilities	10,821	9,832
Other long term liabilities	2,122	25,754
Long-term borrowings	1,325	680
Commitments
Convertible preferred stock	148,804	—
Stockholders’ (deficit) equity:
Common stock	2	19
Additional paid-in capital and other	4,684	205,567
Accumulated deficit	(96,065)	(139,944)

Total stockholders’ (deficit) equity	(91,379)	65,642

Total liabilities and convertible preferred stock and stockholders’ (deficit) equity	$71,693	$101,908

XENOPORT, INC.
STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,

	2004	2005	2004	2005

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Collaboration revenue	$2,502	$437	$8,882	$4,667
Grant revenue	123	—	1,073	86

Total revenues	2,625	437	9,955	4,753

Operating expenses:
Research and development*	9,202	8,855	33,384	38,698
General and administrative*	2,623	3,850	8,154	10,989

Total operating expenses	11,825	12,705	41,538	49,687

Loss from operations	(9,200)	(12,268)	(31,583)	(44,934)
Interest income	176	795	674	2,258
Interest expense	(71)	(46)	(333)	(233)

Net loss	(9,095)	(11,519)	(31,242)	(42,909)
Convertible preferred stock dividends	(97)	—	(97)	(969)

Loss applicable to common stockholders	$(9,192)	$(11,519)	$(31,339)	$(43,878)

Basic and diluted loss per share applicable to common stockholders	$(6.49)	$(0.59)	$(25.51)	$(3.69)

Shares used to compute basic and diluted loss per share applicable to common stockholders	1,416,111	19,362,523	1,228,607	11,897,652

Pro forma basic and diluted net loss per common share	$(0.77)	$(0.59)	$(2.77)	$(2.54)

Shares used to compute pro forma basic and diluted net loss per common share	11,771,607	19,362,523	11,276,460	16,887,157

* Includes non-cash amortization of deferred stock-based compensation as follows:

Research and development	$93	$199	$205	$849
General and administrative	240	208	323	1,538

	$333	$407	$528	$2,387

SOURCE  XenoPort, Inc.
          -0-                                                  02/01/2006
          /CONTACT:  Jackie Cossmon of XenoPort, Inc., +1-408-616-7220, or ir@XenoPort.com/
          /First Call Analyst: /
          /FCMN Contact: jackie.cossmon@xenoport.com /
          /Web site:  http://www.xenoport.com /
          (XNPT)